Exhibit 5.1

EHOOD SCHNEIDER,	ADV.	עו"ד	אהוד שניידר,
MIMI ZEMAH,	ADV.	עו"ד	מימי צמח,
ACHU FRANK,	ADV.*	עו"ד*	אחו פרנק,
LIAT AIZENBERG-RICHTER,	ADV.*	עו"ד*	ליאת איזנברג-ריכטר,
LIRON OLIKER,	ADV.	עו"ד	לירון אוליקר,
YANIV BAR-ZIK,	ADV.	עו"ד	יניב בר-זיק,
KFIR ZAGA,	ADV.	עו"ד	כפיר זגה,
SHIRAN MEKAHEL,	ADV.	עו"ד	שירן מקאחל,
MIRIT WOLF,	ADV.	עו"ד	מירית וולף,
LIAT BLUMBERGER LEVI,	ADV.	עו"ד	ליאת בלומברגר לוי,
SIGALIT BEN SASSON,	ADV.	עו"ד	סיגלית בן ששון,
AMRAN ZOABI,	ADV.*	עו"ד*	עמראן זועבי,
HILLA ABADI,	ADV.	עו"ד	הילה עבאדי,
NETANEL FRIED,	ADV.	עו"ד	נתנאל פריד,
ANAT DITTMAN,	ADV.	עו"ד	ענת דיטמן,
MORAN GOLDBERG,	ADV.	עו"ד	מורן גולדברג,
NAAMA LIVNAT,	ADV.	עו"ד	נעמה ליבנת,
EFRAT SNIR,	ADV.	עו"ד	אפרת שניר,
ROSE INGLEBY,	ADV.	עו"ד	רוז אינגלבי,
EFRAT YOSSEF,	ADV.	עו"ד	אפרת יוסף,
SHIRLEY STEPHANIE EHLING,	ADV.	עו"ד	שירלי סטפאני אלינג,
ROY SCHLEYEN,	ADV.	עו"ד	רועי שליין,
GAL WEXLER,	ADV.	עו"ד	גל וקסלר,
ELA MASEL,	ADV.	עו"ד	אלה מייזל,
LIOR SHAHAR,	ADV.	עו"ד	ליאור שחר,
NAOR BUSKILA,	ADV.	עו"ד	נאור בוסקילה,
JASMINE GOLDOFSKY,	ADV.	עו"ד	יסמין גולדופסקי

*CPA			*רואה חשבון

REE Automotive Ltd.	March 9, 2021

10 Aharon Maskin St.,

Tel-Aviv, Israel

Re: REE Automotive Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to REE Automotive Ltd., a company incorporated under the laws of the State of Israel (the “Company”), in connection with the filing by the Company of a registration statement on Form F-4 (the “Registration Statement”) registering the issuance by the Company of (i) 28,056,250 Class A Ordinary Shares, with no par value (“Ordinary Shares”), of the Company, (ii) 15,562,500 warrants, with each warrant entitling the holder to purchase one Ordinary Share (the “Warrants”) and (iii) 15,562,500 Ordinary Shares underlying the Warrants (the “Warrant Shares”), in each case to be issued, pursuant to that certain merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of February 3, 2021 (the “Merger Agreement”), by and among the Company, Spark Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company and 10X Capital Venture Acquisition Corp, a Delaware corporation.

This opinion is rendered pursuant to Item 21(a) of Form F-4 promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”) and Items 601(b)(5) and (b)(23) of Regulation S-K promulgated by the United States Securities and Exchange Commission (the “SEC”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, filed by the Company with the SEC and to which this opinion is attached as an exhibit; (ii) the articles of association of the Company, as currently in effect (the “Articles”); (iii) resolutions of the board of directors (the “Board”) of the Company and the shareholders of the Company (the “Shareholders”) which have heretofore been approved and relate to the Registration Statement and to the consummation of the transactions contemplated by the Merger Agreement and other actions to be taken in connection therewith; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Merger Agreement (including all schedules, exhibits and annexes thereto) and the transactions contemplated therein do not harm the Company’s best interest, that each director or officer who has a personal interest in the Merger Agreement (including all schedules, exhibits and annexes thereto) or in any transaction contemplated therein has properly and fully disclosed such interest as required pursuant to Israeli corporate law. As to all questions of fact material to the opinion set forth below that have not been independently established, we have relied upon statements, certificates or comparable documents of officers and representatives of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that upon effectiveness of the Merger and the amendment and restatement of the Articles in the form contemplated by the Merger Agreement, and upon receipt by the Company of the consideration for the issuance of the Ordinary Shares contemplated under the Merger Agreement, (i) the Ordinary Shares being registered under the Registration Statement, when issued pursuant to the Merger, will be duly validly issued, fully paid and non-assessable, (ii) the Warrant Shares, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor pursuant to the terms of the Warrants, in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable and (iii) the Warrants, when executed and delivered in accordance with the provisions of the Merger Agreement, will be duly authorized, executed and delivered.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Zemah Schneider & Partners

Zemah Schneider & Partners